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Krista Sohm
(248) 435-7115
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(248) 435-9426
christy.daehnert@meritor.com

Meritor Reports Third-Quarter Fiscal Year 2012 Results

Company Posts Net Income of $49 Million, Up 188 Percent Year Over Year

Generates Strong Operating Cash Flow of $68 Million, Up 172 Percent Year Over Year

TROY, Mich. (August 1, 2012) - Meritor, Inc. (NYSE: MTOR) today reported financial results for its third fiscal quarter ended June 30, 2012.

Third-Quarter Highlights

•	Sales were $1.11 billion, down $159 million or 13 percent, from the same period last year.

•	Net income on a GAAP basis was $49 million, compared to net income of $17 million in the prior year's third quarter.

•	Adjusted EBITDA was $92 million, down $11 million or 11 percent from the same period last year.

•	Adjusted EBITDA margin of 8.3 percent, compared to 8.1 percent in the same period last year.

•	Cash flow provided by operations was $68 million in the third quarter of fiscal year 2012, compared to $25 million in the same period last year.

•	Free cash flow was positive $46 million in the third quarter of fiscal year 2012, compared to negative $1 million in the same period last year.
“We are pleased with the company's performance in the third fiscal quarter,” said Chairman, CEO and President Chip McClure. “Despite lower sales volumes driven by weaker market conditions in Brazil, Europe, China and India, we expanded adjusted EBITDA margins and generated strong cash flow.”

Third-Quarter Results
For the third quarter of fiscal year 2012, Meritor posted sales of $1.11 billion, down 13 percent from the same period last year due to lower sales volumes in Brazil, Europe, China and India as well as weaker currency translation.
Net income from continuing operations, on a GAAP basis, was $50 million or $0.51 per diluted share, compared to $27 million or $0.28 per diluted share in the prior year. Improvement in net income from continuing operations is due primarily to a lower effective tax rate resulting in lower income tax expense. In addition, net income from continuing operations for the third quarter includes a $16 million gain associated with the sale of excess land at the company's Commercial Truck facility in Cwmbran, Wales.
Adjusted income from continuing operations in the third quarter of fiscal year 2012 was $37 million, or $0.38 per diluted share, compared to $29 million, or $0.30 per diluted share, a year ago. Adjusted EBITDA was $92 million, compared to $103 million in the third quarter of fiscal year 2011. Adjusted EBITDA margin for the third quarter of fiscal year 2012 was 8.3 percent compared to 8.1 percent for the same period last year. Adjusted EBITDA margin improvement was primarily due to the continued benefit of North American pricing actions and European footprint rationalization completed in the company's second quarter, in addition to improved military mix, that more than offset the EBITDA impact of lower sales volumes.
Free cash flow for the third quarter of fiscal year 2012 was positive $46 million compared to free cash flow of negative $1 million in the same period last year, primarily driven by improvements in working capital.

Third-Quarter Segment Results
Commercial Truck sales were $690 million, down $80 million compared with the same period last year, as higher sales volumes in North America were more than offset by decreases in Brazil and Europe, as well as weaker currency translation. Segment EBITDA for the Commercial Truck segment was $48 million for the quarter, down $1 million from the third quarter of fiscal year 2011. Segment EBITDA margin improved to 7.0 percent, up from 6.4 percent in the same period last year. The favorable impact on margins of North American pricing actions and European footprint rationalization completed in the second quarter more than offset the margin impact of lower sales volumes, and lower earnings from the company's unconsolidated Brakes affiliate in Brazil.

Sales for the company's Industrial segment were $242 million, down $66 million from the third quarter of fiscal year 2011, driven by weaker volumes in both China and India. Segment EBITDA for the company's Industrial segment was $20 million, down $1 million from the same period last year. EBITDA margin improved to 8.3 percent, up from 6.8 percent in the third quarter of fiscal year 2011. The margin impact of improved military mix and increased pricing in North America more than offset the margin impact of lower volumes in China and India.
The company's Aftermarket & Trailer segment posted sales of $265 million, down $13 million from the same period last year, primarily due to weaker currency translation and lower European Aftermarket volumes. Segment EBITDA for Aftermarket & Trailer was $25 million, down $11 million or 31 percent from the third quarter of fiscal year 2011, and segment EBITDA margin declined to 9.4 percent from 12.9 percent in the third quarter of fiscal year 2011. The decrease in segment EBITDA and margins was primarily due to increased material costs, the negative impact of foreign exchange and lower earnings from the company's unconsolidated Trailer affiliate in Brazil.

Capital Structure

▪	Extended the maturity date of existing revolving credit facility from Jan. 2014 to April 2017 (with potential springing maturity dates in June 2015 and November 2015 under certain circumstances).

▪	Reduced the facility from $441 million to $429 million through Jan. 2014 and then to $415 million thereafter.

▪	Executed a $100 million term loan facility, pre-payable at par at any time.

▪	Executed a new three-year $100 million U.S. accounts receivable program that replaces a previous facility and extends the maturity date to June 2015.

▪
As a result of these actions and the positive free cash flow generated during third quarter of fiscal year 2012, the company had total liquidity (consisting of cash and availability under its revolving credit facility and U.S. securitization facility) of $732 million as of June 30, 2012.

Revised Outlook for 2012
For fiscal year 2012, the company is revising its expectations to the following results from continuing operations:

•	Revenue to be approximately $4.4 billion to $4.5 billion (previously approximately $4.8 billion).

•	Adjusted EBITDA margin in the range of 7.6 percent to 8.0 percent (previously 8.2 percent to 8.6 percent).

•	Adjusted income from continuing operations in the range of $85 million to $110 million (previously $105 million to $135 million).

•	Adjusted earnings per share in the range of $0.90 to $1.15 (previously $1.08 to $1.39).

•	Capital expenditures in the range of $90 million to $100 million (previously $100 million to $110 million).

•	Interest expense of approximately $95 million (previously $85 million to $95 million).

•	Cash interest of approximately $85 million (previously $75 million to $85 million).

•	Cash income taxes in the range of $55 million to $65 million (previously $65 million to $80 million).
For fiscal year 2012, the company continues to expect the following results from continuing operations:

•	Free cash flow before restructuring payments in the range of $0 to $50 million.

•	Effective tax rate of approximately 40 percent.

•	Restructuring cash of approximately $20 million.

“We expect continuing global weakness in our major end markets to impact full-year revenue expectations,” said McClure. “As we carefully monitor the global markets, we remain very focused on executing margin-preservation actions in the fourth quarter.”

Third-Quarter Fiscal Year 2012 Conference Call
The company will host a conference call and webcast to present the company's fiscal year 2012 third-quarter financial results on Wednesday, Aug. 1, 2012, at 9 a.m. (ET).
     To participate, call (617) 213-4848, 10 minutes prior to the start of the call. Please reference pass code 93235692 when registering. Investors can also listen to the conference call in real time - or for seven days after the event - by visiting meritor.com.
     A replay of the call will be available starting at noon on Aug. 1, until 11:59 p.m. Aug. 8, by calling (888) 286-8010 (within the United States) or (617) 801-6888 for international calls. Please refer to replay pass code 66392637.  To access the listen-only audio webcast, visit meritor.com and select the webcast link from the home page or the investor page.

About Meritor
Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers in more than 70 countries. Meritor is based in Troy, Mich., United States, and is made up of approximately 10,000 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's web site at meritor.com.

Forward-Looking Statement
This press release contains statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to our ability to manage possible adverse effects on our European operations, or financing arrangements related thereto, in the event one or more countries exit the European monetary union; our ability to successfully manage rapidly changing volumes in the commercial truck markets and work with our customers to adjust their demands in view of rapid changes in production levels; availability and sharply rising costs of raw materials, including steel, and our ability to manage or recover such costs; reduced production for certain military programs and the return of volumes of selected long-term military contracts to more normalized levels; our ability to secure new military programs to replace those that will wind down by design in future years; global economic and market cycles and conditions, including a slower than anticipated recovery from the recent global economic crisis; risks inherent in operating abroad (including foreign currency exchange rates, implications of foreign regulations relating to pensions and potential disruption of production and supply due to terrorist attacks or acts of aggression); rising costs of pension and other postretirement benefits; the ability to achieve the expected benefits of restructuring actions; the demand for commercial and specialty vehicles for which we supply products; whether our liquidity will be affected by declining vehicle productions in the future; original equipment manufacturer (“OEM”) program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers and possible negative outcomes from contract negotiations with our major customers; labor relations of our company, our suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of our suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of our debt; our ability to continue to comply with covenants in our financing agreements; our ability to access capital markets; credit ratings of our debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; the outcome of actual and potential product liability, warranty and recall claims; and possible changes in accounting rules; as well as other substantial costs, risks and uncertainties, including but not limited to those detailed in our Annual Report on Form 10-K for the year ended October 2, 2011 and from time to time in our other filings with the SEC. See also the following portions of our Annual Report on Form 10-K for the year ended October 2, 2011: Item 1. Business, “Customers; Sales and Marketing”; “Competition”; “Raw Materials and Supplies”; “Employees”; “Environmental Matters”; “International Operations”; and “Seasonality; Cyclicality”; Item 1A. Risk Factors; Item 3. Legal Proceedings; and Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations. These forward-looking statements are made only as of the respective dates on which they were made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Non-GAAP Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this press release, the company has provided information regarding Adjusted income or loss from continuing operations, Adjusted diluted earnings per share from continuing operations, Adjusted EBITDA, free cash flow and free cash flow from continuing operations before restructuring payments which are non-GAAP financial measures.
Adjusted income (loss) from continuing operations and Adjusted diluted earnings (loss) per share from continuing operations are defined as reported income or loss from continuing operations and reported diluted earnings or loss per share from continuing operations before restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items as determined by management. Free cash flow is defined as cash flows provided by (used for) operating activities less capital expenditures.
Management believes that the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, management believes that Adjusted EBITDA is a meaningful measure of performance as it is commonly utilized by management and the investment community to analyze operating performance in our industry. Further, management uses Adjusted EBITDA for planning and forecasting future periods. Management believes that free cash flow is useful in analyzing our ability to service and repay debt.

Adjusted income (loss) from continuing operations, Adjusted diluted earnings (loss) per share from continuing operations and Adjusted EBITDA should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. Free cash flow should not be considered a substitute for cash provided by (used for) operating activities, or other cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, these non-GAAP cash flow measures do not reflect cash used to service debt or cash received from the divestitures of businesses or sales of other assets and thus do not reflect funds available for investment or other discretionary uses. These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies.
Set forth on the following pages are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Segment EBITDA and EBITDA Margins
    Segment EBITDA is defined as income (loss) from continuing operations before interest expense, income taxes, depreciation and amortization, noncontrolling interests in consolidated joint ventures, loss on sale of receivables, restructuring costs and asset impairment charges. We use Segment EBITDA as the primary basis for the Chief Operating Decision Maker to evaluate the performance of each of our reportable segments.

MERITOR, INC.
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(In millions, except per share amounts)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011
Sales	$1,113	$1,272	$3,432	$3,405
Cost of sales	(981)	(1,137)	(3,060)	(3,047)
GROSS MARGIN	132	135	372	358
Selling, general and administrative	(68)	(72)	(205)	(212)
Restructuring costs	(3)	(7)	(30)	(15)
Gain on sale of property	16	—	16	—
Other operating expense	(1)	—	(3)	(2)
OPERATING INCOME	76	56	150	129
Other income, net	1	5	6	3
Equity in earnings of affiliates	12	21	41	51
Interest expense, net	(25)	(22)	(72)	(73)
INCOME BEFORE INCOME TAXES	64	60	125	110
Provision for income taxes	(12)	(28)	(49)	(69)
INCOME FROM CONTINUING OPERATIONS	52	32	76	41
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of tax	(1)	(10)	(19)	5
NET INCOME	51	22	57	46
Less: Income attributable to noncontrolling interests	(2)	(5)	(10)	(14)
NET INCOME ATTRIBUTABLE TO MERITOR, INC.	$49	$17	$47	$32

NET INCOME (LOSS) ATTRIBUTABLE TO MERITOR, INC.
Net income from continuing operations	$50	$27	$66	$27
Income (loss) from discontinued operations	(1)	(10)	(19)	5
Net income	$49	$17	$47	$32

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$0.51	$0.28	$0.68	$0.28
Discontinued operations	(0.01)	(0.10)	(0.20)	0.05
Diluted earnings per share	$0.50	$0.18	$0.48	$0.33

Diluted average common shares outstanding	97.2	96.8	97.2	96.9
Prior periods have been recast to reflect European Trailer as discontinued operations.

MERITOR, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited, In millions)

	June 30, 2012	September 30, 2011
ASSETS:
Cash and cash equivalents	$226	$217
Receivables, trade and other, net	642	712
Inventories	463	460
Other current assets	56	70
TOTAL CURRENT ASSETS	1,387	1,459
Net property	399	421
Goodwill	426	431
Other assets	343	352
TOTAL ASSETS	$2,555	$2,663

LIABILITIES AND EQUITY (DEFICIT):
Short-term debt	$9	$84
Accounts payable	775	841
Other current liabilities	324	328
TOTAL CURRENT LIABILITIES	1,108	1,253
Long-term debt	1,048	950
Retirement benefits	1,017	1,096
Other liabilities	315	325
Total deficit attributable to Meritor, Inc.	(975)	(995)
Noncontrolling interests	42	34
TOTAL DEFICIT	(933)	(961)
TOTAL LIABILITIES AND DEFICIT	$2,555	$2,663

MERITOR, INC.
CONSOLIDATED BUSINESS SEGMENT INFORMATION
(Unaudited, In millions)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011
Sales:
Commercial Truck	$690	$770	$2,134	$2,038
Industrial	242	308	779	844
Aftermarket & Trailer	265	278	763	746
Intersegment Sales	(84)	(84)	(244)	(223)
Total sales	$1,113	$1,272	$3,432	$3,405
EBITDA:
Commercial Truck	$48	$49	$144	$122
Industrial	20	21	53	56
Aftermarket & Trailer	25	36	73	81
Segment EBITDA	93	106	270	259
Unallocated legacy and corporate costs	(1)	(3)	(4)	(9)
Adjusted EBITDA	92	103	266	250
Interest expense, net	(25)	(22)	(72)	(73)
Provision for income taxes	(12)	(28)	(49)	(69)
Depreciation and amortization	(15)	(16)	(48)	(49)
Loss on sale of receivables	(1)	(3)	(7)	(6)
Restructuring costs	(3)	(7)	(30)	(15)
Gain on sale of property	16	—	16	—
Other, net	—	5	—	3
Noncontrolling interests	(2)	(5)	(10)	(14)
Income from Continuing Operations attributable to Meritor, Inc.	50	27	66	27
Income (loss) from Discontinued Operations attributable to Meritor, Inc.	(1)	(10)	(19)	5
Net income attributable to Meritor, Inc.	$49	$17	$47	$32

Adjusted EBITDA Margin (1)	8.3%	8.1%	7.8%	7.3%
(1) Adjusted EBITA margin equals Adjusted EBITDA divided by consolidated sales.
Prior periods have been recast to reflect European Trailer as discontinued operations.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, In millions)

	Nine Months Ended June 30,
	2012	2011
OPERATING ACTIVITIES
Income from continuing operations	$76	$41
Adjustments to income from continuing operations:
Depreciation and amortization	48	49
Restructuring costs	30	15
Equity in earnings of affiliates	(41)	(51)
Pension and retiree medical expense	40	53
Gain on sale of property	(16)	—
Other adjustments to income from continuing operations	11	12
Dividends received from affiliates	35	30
Pension and retiree medical contributions	(104)	(54)
Restructuring payments	(15)	(10)
Changes in off-balance sheet accounts receivable factoring	16	134
Changes in assets and liabilities	(45)	(182)
Operating cash flows provided by continuing operations	35	37
Operating cash flows used for discontinued operations	(13)	(56)
CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES	22	(19)
INVESTING ACTIVITIES
Capital expenditures	(65)	(68)
Proceeds from sale of property	18	—
Other investing activities, net	3	1
Net investing cash flows used for continuing operations	(44)	(67)
Net investing cash flows provided by (used for) discontinued operations	28	(66)
CASH USED FOR INVESTING ACTIVITIES	(16)	(133)
FINANCING ACTIVITIES
Repayment of notes and term loan	(85)	—
Proceeds from term loan	100	—
Debt issuance costs	(12)	—
Other financing activities	—	6
CASH PROVIDED BY FINANCING ACTIVITIES	3	6
EFFECT OF CHANGES IN FOREIGN CURRENCY EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	—	4
CHANGE IN CASH AND CASH EQUIVALENTS	9	(142)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	217	343
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$226	$201
Prior periods have been recast to reflect European Trailer as discontinued operations.

MERITOR, INC.
ADJUSTED INCOME AND EARNINGS PER SHARE — RECONCILIATION
Non-GAAP
(Unaudited)
(In millions, except per share amounts)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011
Income from continuing operations attributable to Meritor, Inc.	$50	$27	$66	$27
Adjustments:
Restructuring costs	3	7	30	15
Gain on sale of property	(16)	—	(16)	—
Other, net	—	(5)	—	(3)
Adjusted income from continuing operations	$37	$29	$80	$39

Diluted earnings per share from continuing operations	$0.51	$0.28	$0.68	$0.28
Impact of adjustments on diluted earnings per share	(0.13)	0.02	0.14	0.13
Adjusted diluted earnings per share from continuing operations	$0.38	$0.30	$0.82	$0.41
Prior periods have been recast to reflect European Trailer as discontinued operations.

MERITOR, INC.
FREE CASH FLOW — RECONCILIATION
Non-GAAP
(Unaudited, in millions)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011
Cash flows provided by operating activities — continuing operations	$73	$44	$35	$37
Capital expenditures — continuing operations	(22)	(26)	(65)	(68)
Free cash flow - continuing operations	51	18	(30)	(31)
Cash flow used for operating activities - discontinued operations	(5)	(19)	(13)	(56)
Capital expenditures — discontinued operations	—	—	—	(6)
Free cash flow — discontinued operations	(5)	(19)	(13)	(62)
Free cash flow — total company	$46	$(1)	$(43)	$(93)

Free cash flow - continuing operations	$51	$18	$(30)	$(31)
Restructuring payments - continuing operations	5	3	15	10
Free cash flow from continuing operations before restructuring payments	$56	$21	$(15)	$(21)
Prior periods have been recast to reflect European Trailer as discontinued operations.
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